                                                                    Exhibit (g)


                                     FORM OF
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         Agreement (this "Agreement") made this ___ day of June 2004, by and between Porticoes Capital Corporation, a Maryland corporation (the "Corporation"), and Porticoes Investment Management, LLC, a Delaware limited liability company (the "Adviser").

         WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, the Adviser is a newly organized investment adviser that has registered under the Investment Advisers Act of 1940 (the "Advisers Act"); and

         WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.       Duties of the Adviser.

         (a) The Corporation hereby engages the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation's Registration Statement on Form N-2, filed April 14, 2004, as amended and as the same may be further amended from time to time (as amended, the "Registration Statement"), (ii) in accordance with the Investment Company Act and (iii) in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation's charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close and monitor the Corporation's investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) arrange for, structure and negotiate financing for the Corporation (including collateralized debt obligation transactions and securitizations); and (vii) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation's investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation's behalf, subject to the oversight and approval of the Corporation's Board of Directors. If it is necessary for the Adviser to make investments or arrange financing on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments or arrange such financing through such special purpose vehicle in accordance with the Investment Company Act.

         (b) The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

         (c) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation's investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

         (d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

         (e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation's portfolio transactions and shall render to the Corporation's Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation's request, provided that the Adviser may retain a copy of such records.

2.       Corporation's Responsibilities and Expenses Payable by the Corporation.

         All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation's net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser (such expenses, to the extent not otherwise reimbursed by a third party, not to exceed $250,000 in any year, or a pro-rated portion thereof for the period from the date hereof through December 31, 2004 and, in the event that this Agreement shall terminate as of a date that is not a calendar year end, for the period from January 1 of such year through such termination date, without the consent of the Audit Committee of the Corporation's Board of Directors) and fees and expenses payable to third parties, including agents, consultants or other advisors, in each case relating to, or associated with, monitoring financial and legal affairs for the Corporation, monitoring the Corporation's investments, performing due diligence on the Corporation's prospective portfolio companies and evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation's investments; offerings of the Corporation's common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement (as amended from time to time, the "Administration Agreement") between the Corporation and PIM Holdings, LLC (the "Administrator"); transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation's shares on any securities exchange; federal, state and local taxes; independent directors' fees and expenses; brokerage commissions; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation's allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent audits and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation's business, including payments under the Administration Agreement based upon the Corporation's allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Corporation's chief compliance officer and chief financial officer and their respective staffs.

3.       Compensation of the Adviser.

         The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee ("Base Management Fee") and an incentive fee ("Incentive Fee") as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser's designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Corporation may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

         (a) The Base Management Fee shall be calculated at an annual rate based on the Corporation's gross assets. For purposes hereof, "gross assets" means all of the Corporation's debt and equity investments, including cash and cash equivalents and taking into account borrowing. The management fee will be 2.00% of the Corporation's gross assets; provided, however, that the Adviser hereby agrees to waive a portion of the Base Management Fee such that the Base Management Fee will be equal to (x) 1.50% of the Corporation's gross assets from the date of the offering of common stock pursuant to the Registration Statement until the date on which the Corporation has invested at least 50% of the net proceeds of such offering and (y) 1.75% of the Corporation's gross assets from such later date until the date on which it has invested at least 75% of the net proceeds of such offering. The Base Management Fee will remain 2.00% of the Corporation's gross assets thereafter. For services rendered during the period commencing from the closing of the Corporation's offering of its common stock, pursuant to the Registration Statement, through and including December 31, 2004, the Base Management Fee will be payable monthly in arrears by the 10th day after the end of such month. For services rendered after December 31, 2004, the Base Management Fee will be payable quarterly in arrears by the 10th day after the end of such quarter. For the first quarter of the Corporation's operations, the Base Management Fee will be calculated based on the initial value of the Corporation's gross assets. Subsequently, the Base Management Fee will be calculated based on the average value of the Corporation's gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated.

         (b) The Incentive Fee shall consist of two parts, as follows:

                  (i) One part will be calculated and payable quarterly in arrears by the tenth day after the end of such quarter based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Corporation receives from portfolio companies) earned by the Corporation during the calendar quarter, minus the Corporation's operating expenses for the quarter (including the Base Management Fee, any fees and expenses payable under this Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes any consulting or other fees that we receive from portfolio companies but does not include any realized capital gains, realized capital losses or unrealized capital gains and losses. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation's net assets at the end of the immediately preceding calendar quarter, will be compared to a "quarterly hurdle rate" that, on an annualized basis, is equal to the lesser of (a) 5.5% over LIBOR and (b) 10%. The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation's pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Corporation's pre-Incentive Fee net investment income does not exceed the quarterly hurdle rate; (2) commencing with the Corporation's ninth full fiscal quarter after its offering of common stock pursuant to the Registration Statement, 100% of the Corporation's pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the quarterly hurdle rate by not more than one-fourth (1/4) of such quarterly hurdle rate; and (3) 20% of the amount of the Corporation's pre-Incentive Fee net investment income, if any, that exceeds,(a) in any calendar quarter prior to commencement of the Corporation's ninth full fiscal quarter, the quarterly hurdle rate, and (b) in each calendar quarter commencing with the Corporation's ninth full fiscal quarter, the quarterly hurdle rate by more than one-fourth (1/4) of such quarterly hurdle rate. These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter. For purposes hereof, "LIBOR" shall be the average per annum rate (rounded to the next highest one-hundredth of one percent) for three-month deposits published during a calendar quarter by Bloomberg L.P. or, if no longer published by Bloomberg L.P., such other major financial publication selected by the Adviser in its sole discretion.

                  (ii) The second part of the Incentive Fee (the "Capital Gains Fee") will be determined and payable in arrears as of the end of each calendar year by the tenth day after the end of such calendar year (or upon termination of this Agreement as set forth below), commencing on December 31, 2004, and will equal 20% of (x) the Corporation's realized capital gains for the calendar year, net of (y) the sum of the Corporation's (i) realized capital losses for such calendar year and (ii) unrealized capital losses incurred during such year; provided that the Incentive Fee determined as of December 31, 2004 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital losses for the period ending December 31, 2004. For these purposes, "realized capital losses" will not include amounts previously taken into account under the formula while they were unrealized. Additionally, "unrealized capital losses" to the extent that such unrealized capital losses do not represent a write-down of such investment below its purchase price will not be taken into account under the formula. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.


                           The terms used in calculating the second part of the Incentive Fee have the following definitions:

                               "Realized Capital Gains" - the amount
                               realized from the sale or other disposition of an investment minus the lesser of (i) the original purchase price or (ii) the lowest fair market value ("FMV") of the investment at the end of any prior calendar year plus any unrealized capital losses in prior years on such investment that did not reduce the Capital Gains Fees that would otherwise have been payable to the Adviser in such years; if such amount is greater than zero.

                               "Realized Capital Losses" - the lesser of
                               (i) original purchase price of an investment or (ii) the lowest FMV of the investment at the end of any prior calendar year, plus any unrealized capital losses in prior years on such investment that did not reduce the Capital Gains Fees that would otherwise have been payable to the Adviser in such years, minus the amount received from the sale or other disposition of such investment; if such amount is greater than zero.

                               "Unrealized Capital Losses" - the lesser of
                               (i) the original purchase price of an
                               investment or (ii) the lowest FMV of the investment at the end of any prior calendar year, minus the current FMV of the investment; if such amount is greater than zero.

4.       Covenants of the Adviser.

         The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.       Excess Brokerage Commissions.

         The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation's portfolio, and constitutes the best net results for the Corporation.

6.       Limitations on the Engagement of the Adviser.

         The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation's portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.       Responsibility of Dual Directors, Officers and/or Employees.

         If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.       Limitation of Liability of the Adviser; Indemnification.

         The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9.       Effectiveness, Duration and Termination of Agreement.

         This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation's Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation's Directors or by the Adviser. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Paragraph 3 through the date of termination or expiration and Paragraph 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.      Notices.

         Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.      Amendments.

         This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

12. Entire Agreement; Governing Law.

         This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.



              [The remainder of this page intentionally left blank]





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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.


                              PORTICOES CAPITAL CORPORATION


                              By:
                                 -------------------------------------------
                              Name:
                              Title:


                              PORTICOES INVESTMENT MANAGEMENT, LLC
                              By:  PIM Holdings, LLC, its sole member


                              By:
                                 -------------------------------------------
                              Name:
                              Title:




                                      -8-